    As filed with the Securities and Exchange Commission on January 27, 1999
                                                Registration No. 333-__________
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                           UNION PLANTERS CORPORATION
              ----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

         TENNESSEE                           6712                             62-0859007
---------------------------------------------------------------------------------------------------------
 (State or Other Jurisdiction of    (Primary Standard Industrial      (I.R.S. Employer Identification No.)
  Incorporation or Organization)     Classification Code Number)


     7130 GOODLETT FARMS PARKWAY, MEMPHIS, TENNESSEE 38018; (901) 580-6000
-------------------------------------------------------------------------------
  (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

           Stock Option Agreement, dated May 10, 1994, by and between
                   Southeast Bancorp, Inc. and James Rickard
               Agreement, dated December 23, 1996, by and between
                 Southeast Bancorp, Inc. and James D. Rickard
               Agreement, dated December 24, 1996, by and between
                 Southeast Bancorp, Inc. and Robert R. Bryant
               Agreement, dated December 24, 1996, by and between
                 Southeast Bancorp, Inc. and Timothy E. Barnes
               Agreement, dated December 24, 1996, by and between
                  Southeast Bancorp, Inc. and Steven Tolliver

-------------------------------------------------------------------------------
                           (Full title of the plans)


             E. James House, Jr.                         WITH COPIES TO:
Secretary And Manager of The Legal Department           J. Allen Roberts
          Union Planters Corporation                  Wyatt, Tarrant & Combs
         7130 Goodlett Farms Parkway              6075 Poplar Avenue, Suite 650
           Memphis, Tennessee 38018                  Memphis, Tennessee 38119
                (901) 580-6596                            (901) 537-1031
---------------------------------------------
   (Name and address of agent for service)


                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
                                                                                    PROPOSED
                                                           PROPOSED                  MAXIMUM              AMOUNT OF
  TITLE OF SECURITIES           AMOUNT TO BE           MAXIMUM OFFERING        AGGREGATE OFFERING        REGISTRATION
    TO BE REGISTERED             REGISTERED            PRICE PER SHARE                PRICE                  FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock,                    45,912 (1)           Not Applicable (2)       Not Applicable (2)           $0 (2)
$5.00 par value (and
associated Preferred
Share Rights)

(1) Includes 2,374 shares issuable under the Stock Option Agreement dated May 10, 1994 between Southeast Bancorp, Inc. and James Rickard; 35,610 shares issuable under the Agreement dated December 23, 1996 between Southeast Bancorp, Inc. and James D. Rickard; 2,374 shares issuable under the Agreement dated December 24, 1996 between Southeast Bancorp, Inc. and Robert R. Bryant; 2,587 shares issuable under the Agreement dated December 24, 1996 between Southeast Bancorp, Inc. and Steven Tolliver; 2,967 shares issuable under the Agreement dated December 24, 1996 between Southeast Bancorp, Inc. and Timothy E. Barnes; plus in each case such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

(2) The shares registered pursuant to this Registration Statement and pursuant to the requirements of Rule 429(b) of the Securities Act of 1933, as amended, were previously included in the Registration Statements on Form S-4 (Registration No. 333-67597 (1,250,005 shares), for which the appropriate registration fee of $7,225.22 was paid.

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

                  The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:

                  1. The Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 (provided that any information included or incorporated by reference in response to Items 402(a)(8), (i), (k), or (l) of Regulation S-K of the Securities and Exchange Commission shall not be deemed to be incorporated herein and is not part of the Registration Statement);

                  2. The Registrant's Quarterly Report on Form 10-Q for the three months ended March 31, 1998, and the amendment thereto filed on Form 10-Q/A;

                  3. The Registrant's Quarterly Report on Form 10-Q for the six months ended June 30, 1998;

                  4. The Registrant's Quarterly Report on Form 10-Q for the nine months ended September 30, 1998 (which includes restated consolidated financial statements of Registrant and related management's discussion and analysis of financial condition and results of operations of Registrant, giving effect to the acquisitions Registrant has consummated since December 31, 1997);

                  5        The Registrant's Current Reports on Form 8-K dated
January 15, 1998, February 22, 1998, April 16, 1998, July 10, 1998, July 16,
1998, September 1, 1998, September 8, 1998, October 15, 1998, October 16, 1998
and January 22, 1999;

                  6. The description of the current management and board of directors of the Registrant contained in the Proxy Statement of the Registrant filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 for the Registrant's Annual Meeting of Shareholders held on April 16, 1998;

                  7. The Registrant's Registration Statement on Form 8-A dated January 22, 1999, (SEC File No. 1-10160) in connection with the Registrant's designation and authorization of its Series F Preferred Stock; and

                  8. The description of the Registrant's Common Stock contained in the Registrant's Registration Statement under Section 12(b) of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating such description.

                  All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES

                  Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

                  The validity of the shares of the Registrant's Common Stock offered pursuant to the Registration Statement will be passed upon by E. James House, Jr., Secretary and Manager of the Legal Department of the Registrant. E. James House, Jr. is an officer of and receives compensation from the Registrant.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  The Restated Charter of the Registrant provides as follows:

TWELFTH: INDEMNIFICATION OF CERTAIN PERSONS:

                           To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.

Article V, INDEMNIFICATION, of the Registrant's Amended and Restated Bylaws provides as follows:

                           The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

                  Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Tennessee corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinary prudent men exercise under similar circumstances and in like positions.

                  A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the Board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or
(iii) a vote to the shareholders.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

                  Not Applicable.

ITEM 8.  EXHIBITS

                  See Exhibit Index, which is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS

                  (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                  Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 21st day of January, 1999.

                                    UNION PLANTERS CORPORATION


                                    By: /s/ E. James House, Jr.
                                        --------------------------------------
                                            E. James House, Jr.
                                            Secretary


                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints E. James House, Jr. and M. Kirk Walters, and each of them, with the power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons as of the 21st day of January, 1999 in the capacities indicated.

Name                                        Capacity                                         Date
----                                        --------                                         ----


/s/ Benjamin W. Rawlins, Jr.                Chairman of the Board,                      January 21, 1999
-----------------------------------         Chief Executive Officer,
Benjamin W. Rawlins, Jr.                    Director (Principal
                                            Executive Officer)


/s/ Jackson W. Moore                        President, Chief Operating                  January 21, 1999
-----------------------------------         Officer and Director
Jackson W. Moore


/s/ John W. Parker                          Executive Vice President                    January 21, 1999
-----------------------------------         and Chief Financial Officer
John W. Parker                              (Principal Financial Officer)



/s/ M. Kirk Walters                         Senior Vice President,                      January 21, 1999
-----------------------------------         Treasurer and Chief
M. Kirk Walters                             Accounting Officer




/s/ Albert M. Austin                        Director                                    January 21, 1999
-----------------------------------
Albert M. Austin


/s/ Marvin E. Bruce                         Director                                    January 21, 1999
-----------------------------------
Marvin E. Bruce


                                            Director
-----------------------------------
George W. Bryan


/s/ James E. Harwood                        Director                                    January 21, 1999
-----------------------------------
James E. Harwood


/s/ C. E. Heiligenstein                     Director                                    January 21, 1999
-----------------------------------
C. E. Heiligenstein


/s/ Carl G. Hogan, Sr.                      Director                                    January 21, 1999
-----------------------------------
Carl G. Hogan, Sr.


/s/ S. Lee Kling                            Director                                    January 21, 1999
-----------------------------------
S. Lee Kling


/s/ Parnell S. Lewis, Jr.                   Director                                    January 21, 1999
-----------------------------------
Parnell S. Lewis, Jr.


/s/ C.J. Lowrance, III                      Director                                    January 21, 1999
-----------------------------------
C.J. Lowrance, III


/s/ Stanley D. Overton                      Director                                    January 21, 1999
-----------------------------------
Stanley D. Overton


                                            Director
-----------------------------------
Dr. V. Lane Rawlins


/s/ Donald F. Schuppe                       Director                                    January 21, 1999
-----------------------------------
Donald F. Schuppe



/s/ David M. Thomas                         Director                                    January 21, 1999
-----------------------------------
David M. Thomas


/s/ Richard A. Trippeer, Jr.                Director                                    January 21, 1999
-----------------------------------
Richard A. Trippeer, Jr.


                                            Director
-----------------------------------
Spence L. Wilson

                                 EXHIBIT INDEX


 4.1     Restated Charter of Union Planters Corporation, as amended.
         (Incorporated by reference to Exhibit B to the Registrant's
         Registration Statement on Form 8A dated January 22, 1999 (File No.
         1-10160).)

 4.2     Amended and Restated Bylaws of Union Planters Corporation.
         (Incorporated by reference to Exhibit 3(d) to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended December 31, 1996 (File
         No. 1-10160).)

 5.1     Opinion of E. James House, Jr., Secretary and Manager of the Legal
         Department of Union Planters Corporation, as to the validity of the shares of the Common Stock of Union Planters Corporation.

23.1 Consent of PricewaterhouseCoopers LLP, independent accountants for Union Planters Corporation.

23.2     Consent of E. James House, Jr., Secretary and Manager of the Legal
         Department of Union Planters Corporation (included in Exhibit 5.1).